Tyler Technologies, Inc. Announces Closing of Upsized Offering of $1,437,500,000 of 0.50% Convertible Senior Notes due 2031

•Upsized offering includes the exercise in full of the initial purchasers' option to purchase an additional $187.5 million principal amount of Notes
•Capped call transactions increase effective conversion price to approximately $655.77 per share, representing a premium of approximately 110% above the market price on the transaction date
•A portion of the proceeds were used to repurchase 1,026,900 shares of common stock for approximately $320.7 million

PLANO, Texas (May 14, 2026) -- Tyler Technologies, Inc. (NYSE: TYL) today announced the closing of $1,437,500,000 aggregate principal amount of its 0.50% Convertible Senior Notes due 2031 (the "Notes"), including the exercise in full of the option granted to the initial purchasers to purchase up to an additional $187,500,000 aggregate principal amount of Notes. The Notes were issued in a private offering to persons reasonably believed to be "qualified institutional buyers" pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

“This capital raise provides financial flexibility, allowing Tyler to further execute on our $1 billion share repurchase authorization and pursue long-term growth initiatives,” said Lynn Moore, Tyler’s president and chief executive officer. “Year to date, we have repurchased approximately 2.1 million shares of our stock for approximately $667 million, reflecting our confidence in Tyler’s long-term strategic goals and financial targets.”
The Notes will accrue interest at a rate of 0.50% per annum and will mature on July 15, 2031, unless earlier repurchased, redeemed or converted. The initial conversion price of the Notes is approximately $405.94 per share of Tyler's common stock, representing an initial conversion premium of approximately 30% above the last reported sale price of $312.27 per share of Tyler's common stock on May 11, 2026.
In connection with the offering of the Notes, Tyler entered into capped call transactions with one or more of the initial purchasers or their affiliates and one or more other financial institutions, which increase the initial effective conversion price of the Notes to approximately $655.77 per share of Tyler's common stock, representing a premium of approximately 110% above the last reported sale price of Tyler's common stock on May 11, 2026. The capped call transactions are expected to reduce potential dilution to Tyler's common stock and/or offset any cash payments Tyler is required to make in excess of the principal amount of converted Notes, subject to the cap price.

The net proceeds from the issuance of the Notes were approximately $1,408.1 million, after deducting the initial purchasers' discounts and commissions and estimated offering expenses payable by Tyler. Tyler used approximately $187.2 million of the net proceeds to fund the cost of the capped call transactions and approximately $320.7 million to repurchase 1,026,900 shares of its common stock. Tyler intends to use the remainder of the net proceeds for general corporate purposes.

Tyler will settle conversions of the Notes either entirely in cash or in a combination of cash and shares of its common stock, at Tyler’s election. However, upon conversion of any Notes, the conversion value, which will be determined proportionately over a period of multiple trading days, will be paid in cash up to the principal amount of the Notes being converted.

The offer and sale of the Notes and any shares of common stock issuable upon conversion of the Notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of common stock, the Notes or any shares of common stock issuable upon conversion of the Notes, nor will there be any offer, solicitation or sale of the Notes or any such shares, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of technology solutions purpose-built exclusively for the public sector. Tyler’s end-to-end solutions empower local, state, and federal government entities to operate efficiently and transparently with residents and each other. By connecting data and processes across disparate systems, Tyler’s solutions strengthen the core operations of government and help agencies turn insight into action for their communities. With nearly 47,000 successful installations across 15,000 locations, Tyler serves clients in all 50 states, Canada, the Caribbean, Australia, and other international locations. Tyler has been recognized numerous times for growth and innovation, including on Government Technology’s GovTech 100 list.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated use of net proceeds from the offering of the Notes and the expected results of the capped call transactions described above. Forward-looking statements represent Tyler’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those indicated in, or implied by, the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Tyler’s business, including those described in periodic reports that Tyler files from time to time with the Securities and Exchange Commission. Tyler may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Tyler does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

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Contact: Jennifer Kepler
Tyler Technologies
972.713.3770
Media.team@tylertech.com

Source: Tyler Technologies
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